EXHIBIT 99.1

FOR IMMEDIATE RELEASE                    Contact:     North Fork Bancorp
                                                      Daniel M. Healy
                                                      Executive Vice President &
                                                      Chief Financial Officer
                                                      (516) 298-5000

                                                      New York Bancorp, Inc.
                                                      Michael A. McManus, Jr.
                                                      President
                                                      (718) 631-8100




NORTH FORK BANCORPORATION, INC. TO ACQUIRE
NEW YORK BANCORP, INC. IN A COMMON STOCK TRANSACTION
VALUED AT APPROXIMATELY $800 MILLION


                  Melville, N.Y. - October 7, 1997 - North Fork Bancorporation, Inc. (NYSE: NFB) and New York Bancorp, Inc. (NYSE: NYB) jointly announced today that they have signed a definitive merger agreement whereby North Fork would acquire New York Bancorp in a stock-for-stock merger valued at approximately $800 million. New York Bancorp is the parent of Home Federal Savings Bank. Under terms of the agreement, each share of New York Bancorp will be converted into North Fork common stock at a fixed exchange ratio of 1.19 shares of North Fork for each share of New York Bancorp. Approximately 26 million shares of North Fork stock will be issued in the transaction which will be a tax-free reorganization and accounted for as a pooling-of-interests. This exchange ratio was based upon the price of North Fork's stock utilizing its price on October 6, 1997 of $31.25. The merger is expected to close in March 1998, following the receipt of all regulatory approvals and approval by the shareholders of both companies. Due diligence by both companies has been completed. The agreement provides that North Fork receives an option to acquire up to 19.9% of New York Bancorp's outstanding shares at $30.50 per share should certain events occur.

                  New York Bancorp has total assets of $3.3 billion, deposits of $1.7 billion and stockholders' equity of $167 million at June 30, 1997. It presently operates through 30 locations throughout the New York metropolitan areas of

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Brooklyn, Queens, Nassau, Staten Island, Suffolk and Westchester. It earned
$37.3 million or $1.63 per share for a return on average equity and assets of 31.08% and 1.61%, respectively for the nine-month period ended June 30, 1997.

                  Following the merger, North Fork will have approximately $10 billion in assets, $6.3 billion in deposits and shareholders' equity of $800 million. "This is a classic acquisition for our company, providing simple cost savings opportunities within our existing footprint, while at the same time accessing the coveted Brooklyn deposit market. Based on our prior experiences, we fully expect that our estimates for cost savings and revenue enhancement will be substantially realized in a timely manner," stated John Adam Kanas, Chairman, President and Chief Executive Officer of North Fork Bancorporation, Inc.

                  Based upon the synergies anticipated North Fork believes that the merger will be accretive to shareholder earnings in 1998 and range from $.15 to $.20 per share of accretion in the full year 1999.

                  Mr. Patrick E. Malloy, III, Chairman of the Board of New York Bancorp Inc., stated, "The combination of our two highly profitable banking organizations will provide North Fork with the critical mass necessary to significantly improve its competitive position in the markets we serve. It also gives the shareholders of New York Bancorp an excellent opportunity to benefit from the expected enhanced value of their holdings."

                  North Fork plans an analyst conference call for Wednesday, October 8, 1997 at 3:00 P.M. EDT, to elaborate on the strategic rationale and financial implications of the acquisition. The telephone number to call in the United States is 800-288-8975. An international telephone number is also available for this conference. The international telephone number is 612-332-0718.

                  This press release contains certain forward looking statements with respect to the financial condition, results of operations and business of North Fork following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements might not be realized and that adverse general economic conditions or adverse interest rate environment could develop. North Fork's current report on Form 8K filed on or about October 7, 1997 discloses more fully these factors.



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                  North Fork Bancorporation, Inc., with total assets of $6.8 billion, deposits of $4.6 billion and stockholders' equity of $539 million, is the holding company for North Fork Bank, which operates 80 branches in the New York metropolitan area.




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